EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Announces Quarterly Dividend

ATLANTA, November 16, 2023 – The Board of Directors of Carter’s, Inc. (NYSE:CRI) today declared a quarterly dividend of $0.75 per share, payable on December 8, 2023, to shareholders of record at the close of business on November 28, 2023.
Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Board based on a number of factors, including the Company’s future financial performance and other considerations.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through over 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. They are also sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.